Contract No.:

Software Development and Implementation Contract of Funds Management Platform Project of China National Petroleum Corporation
Between China National Petroleum and the Supplier

Party A: China Petroleum Engineering and Planning Institute of China National Petroleum Corporation
Party B: Pansoft (Jinan)　Company Ltd
Date of Signing:
Place of Signing: Beijing

Contents

1. DEFINITIONS
2. SCOPE OF CONTRATC
3. OWNERSHIP AND DELIVERY OF SOFTWARE PRODUCTS
4. CONTENTS AND SCOPE OF SERVICE IMPLEMENTATION
5. PROGRESS OF SERVICES
6. SERVICE LOCATIONS
7. PROJECT GROUP
8. TOTAL CONTRACT SUM AND PAYMENT TERMS
9. REVIEW AND ACCEPTANCE
10. QUALITY ASSURANCE
11. OWNERSHIP AND INTELLECTUAL PROPERTY
12. STATEMENT OF NON-INFRINGEMENT
13. ASSIGNMENT AND SUBCONTRACTING
14. MODIFICATION OF SERVICE
15. SUSPENSION OF SERVICE
16. DELAY OF SCHEDULE
17. TERMINATION OF CONTRACT
18. LIMITATION OF LIABILITY
19. EMPLOYEES INSURANCE
20. CONFIDENTIALITY
21. FORCE MAJEURE
22. NON-WAIVER
23. APPLICABLE LAW
24. DISPUTE RESOLUTION
25. NOTICE
26. MISCELLANEOUS PROVISIONS

Software Development and Implementation Contract of Funds Management Platform Project of China National Petroleum Corporation

Between China National Petroleum and the Supplier

This Contract is entered into by and between the following Two Parties in Beijing on     (date).

Party A: China Petroleum Engineering and Planning Institute of China National Petroleum Corporation
Address: No.3, Zhixin West Road, Haidian District, Beijing

Party B: Pansoft (Jinan)　Company Ltd
Legal Representative: Wang Hu
Address: 3/F, Park Mansion, Qilu Software Park, New & High Tech Industrial Development Zone, Jinan
Bank of Deposit: Heping Road Subbranch of Jinan Branch of China Merchants Bank
Bank Account Number: 634080696810001

Whereas, Party A plans to develop funds management platform project so as to realize the software development and implementation of funds centralized management platform project of China National Petroleum (hereafter referred to as “the Project”).
Whereas, Pursuant to the essence of invitation for bids and submission of bids, Party A selects Party B as the service provider of this project to conduct software development and undertake relevant implementation services concerning this Project.
Whereas, Party B undertakes to take the responsibility for the success of this Project.
In witness thereof, Party A and Party B, pursuant to the Contract Law of People‘s Republic of China as well as the related legal rules and regulations, through fully consultation, hereby agree to enter into this Contract.

1. Definitions
Unless otherwise specified herein, the implication of the following terms are as follows:

1.1 “Software product” herein refers to the software Party B, under the authorization of Party A, develops hereunder for Party A, which includes software module, external software and the relevant documents and manuals. “software development” herein refers to that Party B accept authorization of Party A to conduct software design, development, testing and adjustment concerning funds management platform project to implement “action plans” of this Project.

1.2 “Technical documents” herein refer to all the non-software, non-data technical documents and data and technical documents and data used in conjunction with software and data provided and downloaded by Party B.

1.3 “To implement services” indicates that Party B hereunder provides software installation, adjustment, technical support and training within implementation scope concerned with the software Party B develops under the authorization of Party A.

1.4 “Implementation scope” refers to the relevant units of CNPC, in case there are any adjustments, the scope should be subject to the adjustments.

1.5 “Access to internet of systems” refers to the completion of system installation and adjustment within implementation scope, so that such system could meet the requirements of this Project and operate stably for one year.

2. Scope of Contract
2.1 Under this Contract, Party B, under the authorization of Party A, shall develop software products for the Project to satisfy the needs of Party A and provide relevant implementation services, the technical requirements of which are enclosed in the Appendix.

3. Ownership and Delivery of Software Products

3.1 According to this Contract, Party B, under the authorization of party A, will develop software and provide technical services to Party A, which shall meet the requirements of Party A. All rights are reserved for Party A， and Party A is entitled to apply such software within China National Petroleum Corporation.

3.2 After the completion of software development, Party B shall submit Party A the source code and initial data of software products.

3.3 Party B, according to implementation scope hereof, shall provide Party A and every user a complete set of software installation document, a complete set of paper documents (technical manuals of software installation CD, user’s manuals, design documents and other technical documents). Within implementation scope hereof, in case any hardware or system with the installed software are destroyed, or any system document relevant to the software are lost, Party B shall provide Party A disaster recovery services or emergency services, reinstall software, or help Party A to recover the lost system files to realize normal operation.

3.4 In case that the software installation documents and /or all the documents are destroyed, lost or hard to be recognized, Party B shall, within five days after receiving written notice from Party A, provide Party A such lost document with clarity and accuracy and all the expenses arising from such event shall be borne by Party B.

3.5 Party B shall provide one-year technical support services after the systems installed with software products provided by Party B XX could get access to the internet.

4. Contents and Scope of Service Implementation

4.1 Pursuant to this Contract, Party B as service provider shall, according to the requirements of Party A, provide services of systems implementation related to this Project,  which mainly include consulting services relevant to systems implementation , software integration of fund management platform scheme, customized development, testing, implementation, system integration, training services and technical support and so on. The detailed implementation scope could be refereed to in Appendix A.

5. Progress of Services

5.1 The term of service hereunder is to be 36 months. Party B shall, according to the concrete implementation cycles, arrange appropriately the progress. The detailed progress could be referred to in Appendix Under the prerequisite of unchanged general process, Party A and Party B agree that the process plan at each stage can be slightly adjusted depending on specific condition. In case Party B proposes to make some corresponding adjustments on the process of service project, Party B shall timely report to Party A and obtain a written approval from Party A.

5.2 In case Party B fails to reach the expected process, Party B shall immediately take necessary remedial measures so as to maintain the original progress. Additionally, Party B shall report Party A in writing such the measures to be taken.

5.3 In case that the failure of reaching the expected process is due to the reason of Party B, and that Party B, after being urged by Party A, still cannot adopt necessary remedial measures or the adopted measures fail to reach the original progress, Party A has the right to suspend or terminate Party B’s partial or whole work.

5.4 Party B shall submit monthly process report to Party A during the implementation of the Contract. The forms and contents of the report shall be executed in accordance with the specific requirements of Party A. Party A shall have the right, pursuant to the actual condition of project, to add, subtract or change the contents of monthly progress report, and the results arising from such addition, subtraction or change shall be strictly implemented by Party B.

6. Service Locations

6.1 The service location of Party B is mainly in Beijing. However, according to the needs of this Project, project group of Party B will probably travel to other regions where Party A’s subsidiary units are located so as to carry out research, interviews, reports, meetings and handle the matters related to this Projects.

6.2 In case that project group of Party B, due to the need of work, should execute tasks at project site or other places of Party A, Party A shall offer Party B such convenient services as on-site office, accommodation, transportation, telecommunication, etc.

7 Project Group

7.1 The project is to be carried out by as Party B being the core and Party A cooperating with Party B. Party B shall be responsible for the service quality, the service progress and service depth hereunder. Party B shall, according to the requirements hereof, establish a project group, while Party A shall also appoint related units and staffs to fulfill the Contract on behalf of Patty A, to coordinate the project group of Party B to carry on development work

7.2 Party B shall appoint and maintain an experienced project manager, so as to fulfill this Contract on behalf of Party B. All the specialists and managers allocated for the project shall meet the qualification requirements for the project, and Party B shall guarantee that the staff they offered are sufficient, competent and experienced to meet the personnel allocation plan specified in the negotiation results between Party A and Party B. For details of the key staff constitution of the project group of Party B, please refer to Appendix A.

7.3 Key staff of the project group shall, in the duration of this Project, be maintained stable and continuous. In principle, the project staff shall not be changed. In exceptional cases that Party B needs to change the staff, it shall obtain prior written approval from Party A. The newly-appointed staff shall surpass the replaced staff in job experience, business experience and engineering level and other aspects.

7.4 If Party A thinks the staff of Party B are not competent for the requirements of this Project, Party A is entitled to request Party B to replace such staff. Party B shall take the responsibility to replace such personnel in a reasonable time, and all expenses involved shall be on Party B’s account.

8. Total Contract Sum and Payment Terms

8.1 Party A hereof shall pay Party B the total contract sum of RMB TWELVE MILLION TWO HUNDRED AND FOURTY THOUSAND YUAN ONLY (RMB 12,240,000) (hereinafter “total contract sum”) ，as the service fee charge of Party B, that Party B, in accordance with the progress and quality requirements prescribed hereby, shall fulfill properly and completely the total service of software development and service implementation. This total sum shall be the ceiling amount of the Contract, and the total sum of actual costs shall be subject to the sum calculated by Party A according to the actual workload assessment and to the standards prescribed by Party A.  The above said total sum is the total reward for Party B to complete all the contracted work, including, but not limited to, Party B and its staff’s traveling and accommodation expanses, allowance, insurance and taxation, thereby Party A shall not pay extra fees. The amount of work of software development and service implementation and the relevant expense standards hereof could be referred to in Appendix A herein.

8.2 The total contract sum specified herein is price including taxes. In the course of implementation of the Contract, each party shall respectively, according to the regulations of Tax Law of the People's Republic of China and other relevant laws, bear the taxes and duties arising from the implementation of this Contract. Any tax, which shall be paid by Party B arising from the implementation of this Contract outside the territory of China, shall be borne and paid by Party B.

8.3 The total contract sum hereunder shall be paid by Party A in RMB in five installments in the light of the progress of this Project.

(1) Part A shall pay Party B working expenses for the completed work of the early stage within 30 days after this Project Contract enters into force. The actual expenses paid by Party A shall be based on the actual workload assessment calculated by Party A and on the expense standards formulated by Party A.

(2) In June, 2010, Party A shall pay Party B working expenses for the work completed between the last accounting period and this accounting period. The actual expenses paid by Party A shall be based on the amount calculated by Party A against the actual amount of work assessment and expense standards formulated by Party A.

(3) In December, 2010, Party A shall pay Party B working expenses for the work completed between the last accounting period and this accounting period. The actual expenses paid by Party A shall be based on the amount calculated by Party A against the actual amount of work assessment and expense standards formulated by Party A.

(4) The amount of money paid by Party A to Party B as part of the total contract sum shall not exceed RMB ELEVEN MLLION FOURTY THOUSAND YUAN (RMB 11,040,000 Yuan) within 30 days after the work of Party B passes the final acceptance check by Party A in 2011. The actual expenses paid by Party A shall be based on the amount calculated by Party A against the the actual workload assessment calculated by Party A and on the expense standards formulated by Party A.

(5) After the termination of warranty period, Party A shall supply Work Completion Certificate to Party B, and shall pay Party B RMB ONE MILLION TWO HUNDRED THOUSAND YUAN (RMB 1,200,000 Yuan) as the retention money.

8.4 Before each payment, Party B shall send Party A with payment order and official commercial invoice. If in this stage, the service achievements and materials shall be approved or accepted by Party A, Party B shall simultaneously submit written documents of such approval or acceptance of the service achievements and materials by Party A in this stage.

8.5 Party A shall pay the fees within 30 working days immediately after reception of payment notice ，official commercial invoice and other supporting documents without any objection. If any, Party A shall raise such objection to Party B within 7 working days. After the settlement of such dispute, Party B shall issue Party A with the said documents again, thereby Party A shall pay the fees in conformity to the said procedures after receipt of such documents.

9. Review and Acceptance

9.1 Party B shall carry out work according to the service implementation content and the implementation scope, and complete the work according to the progress of implementation and shall provide completed work of the aforesaid stage (or periodical materials) to party A for review, testing or experimenting through out the duration of the service. In case that party A puts forward any question or proposes any modification, Party B shall, according to party A’s proposal and decisions reached by both parties through fully discussions, modify its submitted work results (or periodical materials) until it obtains the approval from party A.

9.2 Acceptance tests shall be carried out by stages either when the service achieves periodical objectives, or when the entire service is fully completed. Acceptance tests for the submitted achievements, including inspection on the access to internet and the final acceptance check, shall be conducted in accordance with the technical requirements (Appendix A), service scope (Appendix A), and implementation scope (Appendix A) by Party A, and the inspection and acceptance document shall be issued by Party A (refer to Appendix C for the forms concerned), in accordance to the ways in which Party A organizes the project evaluation and inspection. Party A shall, within 30 working days after the receipt of acceptance application from Party B and after confirmation of the realization of acceptance condition by Party A, organize and complete the inspection and acceptance work.

9.3 In case that the submitted achievements of the Project services failed to meet the requirement hereof, or failed to comply with the decisions regarding to modifications reached by both parties through discussions, a second acceptance test can be carried out seeing that both parties shall seek for the causes and apply relevant measures jointly to modify or eliminate the deficiencies.

9.4 In case that the submitted results fail to pass the second check before acceptance , Party B shall, at its own cost, take proper measures to eliminate deficiencies until the said work results pass the third check before acceptance. In case that such failure is caused by party A’s fault, party B shall, at party A’s cost, take proper measures to eliminate such defect until the said work results pass the acceptance test.

9.5 Party A shall, without affecting the schedule hereof, promptly carry out the review, testing or experiment the periodical achievements (or periodical materials) submitted by party B, and provide its suggestions concerned. Party A shall promptly arrange check before acceptance for the said submitted achievements and issue inspection and acceptance documents to party B within 10 working days if the said submitted achievements of Party B meet the requirements and pass the acceptance tests.

10 Quality Assurance

10.1 Party B shall guarantee quality assurance for the developed software and implementation services provided by Party B under the authorization of Party A, and guarantee to provide and maintain a quality assurance system and strict quality control procedures throughout the duration of the service,  guarantee to employ appropriate and qualified personnel to provide services for Party A, and guarantee that the services provided in accordance with this Contract meet the requirements herein and comply with the goal hereof.

10.2 This contract carries a 12 months warranty for free commencing from the date on which the final acceptance report is issued. Party B shall, at its own cost, promptly organize personnel to solve any mistake, negligence, or problem related to the software products or services in case that such mistake, negligence, or problem is found during its existing warranty.

11. Ownership and intellectual Property

11.1 The ownership of the service achievements of every stage or ultimate service achievements (refer to Appendix D hereto for detail) submitted by Party B as per the regulations herein to Party A shall belong to Party A. As the legal owner of aforesaid achievements, Party A is entitled to apply such service achievements of item anywhere and anytime.

11.2 Party A agrees with the internal conservation and usage of the service achievements by Party B, and without Party A’s consent, the introduction and usage of the service achievements hereby hereunder to and by any third party are prohibited. During the course of internal conservation and usage of the service achievements, it shall be forbidden for Party B to impair the rights and interests of Party A in any way.

12 Statement of Non-infringement

12.1 Party B hereby declares that there are no right defects or potential defects relating to the software products and relevant service achievements and the technology, software, data or article being used during the service process of software development, nor any injunction involving his/her home country or the user’s countries, and that party A, if uses the products as per the proper and reasonable demands of Party B, will not infringe anybody’s rights or violate any legal provision.

12.2 If Party A suffer from any claim for compensation or appeal incurred by the foregoing infringement or illegality, Party A shall notify Party B at prime tense and the latter shall transact the aforesaid claim or appeal and bear all the legal liabilities and economic responsibilities involving the claim or appeal to the Third party, while Party A bears no responsibilities except providing Party B with reasonable information and supporting related to the deraignment. In case that, due to the foregoing events, the legal procedure ultimately ascertains the usage of the submitted service achievements and the relative technology, software, data or materials being used will be restrained, Party B shall immediately, as per the choice of Party A, make the following arrangements and bear all relevant fees:

(1) Purchase the right of use for continuous use of the products or service for Party A;

(2) Amend the products or service so as not to cause any infringement; or

(3) Replace such products or service with the substitutes, which shall have equivalent functions, incur no claim and be ratified by Party A; or

(4) Refund the contract funds already paid by Party A and compensate the losses of Party A arising from such restriction on usage.

13.  Assignment and Subcontracting

13.1 Neither Party A nor Party B shall assign all or any part of the contractual obligations that he/she should assume without the other party’s consent.

13.2 Party B shall not assign the service he/she should assume to any Third party without the prior consent of Party A.

13.3 On condition that Party B thinks it is necessary to assign the service to any Third party, Party B shall submit prior written application to Party A, give reasons to Party A, and provide Party A with sufficient materials for the censor of the latter, and Party A is entitled to decide whether Party B could transact the foregoing assignment. Party B shall, as per the demands herein, carry out centralized management and control his/her subcontractor(s), and shall be completely responsible for the works accomplished by his/her subcontractor(s) hereunder and assume joint liability. The subcontract between Party B and the third party shall be kept on file of Party A.

14 Modification of Service

14.1 Party A is entitled to amend service content by changing, adding or reducing the service content herein during contract execution process.

14.2 Party B shall submit modification measures and implementation schedule immediately after the receipt of the notice of service modification from Party A. Both parties shall negotiate about the measures and schedule submitted by Party B, and sign service modification memorandum (or supplementary agreement). Party B shall be responsible for organizing and executing such service modification.

14.3 Party A shall pay corresponding compensating service fee to Party B, if the above modification makes significant changes and increases the workload beyond the specification in Appendix A relating to this Project; and Party B shall reduce corresponding related service fee, if the above modification makes great changes and decreases the workload specified in Appendix A relating to this Project.

15. Suspension of Service

15.1 Party A shall be entitled to suspend part or all of the service stipulated hereby because of the reasons specifies in 15.2. Once obtaining the suspension notice, Party B shall stop relative work at prime tense and handle properly the already-finished work, while continuously proceed with the work that is not suspended.

15.2 Were the suspension of work by Party A due to the fault of Party B, Party B shall not proceed with the suspended work until he/she obtains the approval as for the modified measures concerned from Party A. Under this circumstance, Party A will not indemnify any losses of Party B. However, Party A shall, as per the Contract provisions, pay Party B the corresponding service fees for the work that has been finished by Party B and has passed the verification from Party A in compliance with requirements herein before Party A puts forwards the suspension. The contractual schedule must not be adjusted without the prior consent of Party A.

15.3 Were the suspension of work due to the reasons of Party A and such reasons involve the two parties shall confer with one another and make adjustments on such involved service charge and working schedule. Party A shall compensate Party B the reasonable extra direct cost arising from such suspension of work.

16. Delay of Schedule

16.1 In case that Party B encounters such matters impeding the working schedule during service course, Party B shall notify Party A in writing about the possible details of delay. Party A shall make an evaluation on such conditions immediately after the receipt of such notice from Party B, and shall determine whether the service shall be extended and liquidated damages for delay shall be charged.

16.2 If Party B fails to carry out and complete the overall service within time defined hereby or extended time approved by Party A except failures due to force majeure or fault from Party A, Party B shall pay liquidated damages for delay in compliance with the provisions herein. 0.5% (zero point five percent) of the corresponding service fee for unfinished service may be deducted by Party A as liquidated damages for every five days until the completion of service. The maximum amount of liquidated damages delay shall not exceed 10% (ten percent) of the total contract sum.

16.3 The payment of liquidated damages will not exempt the obligations that Party A and Party B should assume or other responsibilities that Party A and Party B should take according to the provisions herein.

17. Termination of Contract

17.1 Any party that fails to execute the contract in accordance with the regulation herein or whose execution fails to comply with obligations defined herein will be in breach of Contract. In case that one party conducts act of breach of contract, the other party shall be entitled to notify the defaulting party in writing to correct or remedy the defects and to request the defaulting party to compensate the loss remained after aforesaid correction or remedying. Otherwise, the observant party may be entitled to issue termination notice in writing hereof and the contract shall be terminated from the date of the service of such notice, if the defaulting party fails to make the aforesaid correction or remedying within 30 (thirty) days or reaches understanding with observant party.

17.2 Party A shall be entitled to notify Party B in writing 15(fifteen) days in advance to terminate part of or whole of the contract for the convenience of the project construction of Party A. Party B shall, in accordance to requirements of Party A, stop related operation immediately after the receipt notification from Party A. in such circumstance, Party B shall make efforts to reduce the subsequent cost arising from such termination and hand over the completed works to Party A.

As for the aforesaid termination due to Party A, Party A shall pay Party B the fees of work completed by Party B before the date of termination and the reasonable and well-found expenses paid by Party B for the execution of this Contract.

17.3 In case that the Contract is terminated due to the faults of Party B, Party A shall be entitled to take necessary remedying measures. Party A may, in appropriate condition, purchase the service similar to the unfinished service by Party B, and Party B shall bear the additional payment for purchasing such service. Party A shall provide the supporting documents concerned.

17.4 If Party B had conducted bribery and fraud in the courses of bidding and signing hereof, Party A may notify Party B in writing to terminate the contract. The contract will be terminated from the date of the service of such termination notice.

A. Herein, "bribery” refers to the act that may influence the action of related personnel during the process of bidding and signing by providing, supplying, accepting or asking for any valuable things.
B.        Herein, “fraud” refers to the act of misrepresentation of the truth to affect the bidding, signing and execution of the contract and harm the interests of Party A. Take it for example that Party B colludes with other bidders in submitting their bid price quotations to bereave the competition of bid prices and deprive Party A of his/her interests from free and public competition.

17.5 If either party declares bankruptcy or in legal state of insolvency, the other party may notify such Party in writing about the termination of the Contract without taking any compensation responsibility.  The termination shall not harm or affect the party’s right of any action or remedying measure that have been taken or will be taken.

18. Limitation of Liability

18.1 As for any claim of liability for breach of Contract to the extent permitted by law, the compensation liability of the responsible Party is only limited to the compensation to the direct actual losses, excluding indirect economic losses.

18.2 As for any claim arising from the violation of provisions on ownership or intellectual property and statement of non-infringement herein, or personal injury or property damage, or other torts, the compensation liability of the responsible Party is only limited to compensate the direct actual losses, excluding indirect economic losses.

19. Employees Insurance

19.1 Party B shall be obligated to purchase appropriate insurance for the staffs dispatched for the Project, equipment and property input into the project so as to cover any possible loss which might bring to such staffs, equipment and property. Party A shall not undertake any responsibility or expense for the losses of staff or equipment or property caused not by the fault of Party A.

20. Confidentiality

20.1 The confidential information hereunder shall be considered as the business terms hereof and the documents which have been clearly notified by one party to the other Party orally or in writing. The aforesaid confidential information shall not include (a) information known to the public before the signing of the Contract or during the performance of the Contract (b) information which has been legally at the hand of the other party before disclosing to the public and the acquisition of such information by the other Party isn’t through direct or indirect means from the disclosed Party. (c) information which is legally provided by the third Party that is not limited to disclosing to the other Party.

20.2 Party A and Party B mutually agree to keep secret of the confidential information within five years after the termination of this Contract. Party A and Party B agree, unless otherwise required in accordance with the law, not to offer confidential information of the other party to any third Party in any forms for the purpose of execution of this Contract. Both parties agree to take all reasonable procedures and measures to ascertain that their employees and cooperative partners will not disclose or scatter confidential information to the public, preventing from violating the provision hereof.

21. Force Majeure

21.1 Force Majeure refers to events that happens unforeseeably, inevitably and the occurrence and consequences to any party of such events are unable to be controlled and overcome, including but not limited to wars, strikes, acts of government, serious natural disasters and other circumstances by mutual agreement of both Parties

21.2 Any delay or failure of either party in the performance of the whole or partial obligations hereunder due to the occurrence of the events of Force Majeure shall not be regarded as breach the Contract. Any direct or indirect loss of any Party due to such events of force Majeure (unless otherwise agreed herein) shall be borne by such party on his/her own.

21.3 The affected party shall take appropriate measures to prevent further loss, inform the other party in writing as soon as possible and provide an explanation after Force Majeure occurs. Both Parties shall conduct friendly negotiation and take remedial measures to minimize the loss.

21.4 If a period of Force Majeure lasts for more than thirty (30) days, the two parties may modify the Contract or terminate the Contract.

22. Non-waiver

22.1 Any failure or delay by a Party to insist upon the performance of any provision of this Contract during the execution of this Contract, unless otherwise stipulated herein, shall not constitute a waiver of any right under the Contract. And any single or partial exercise of any right shall not preclude the exercise of any other right.

23 Governing Law

23.1 This Contract shall apply the existing laws of People’s Republic of China and be interpreted under the existing laws of People’s Republic of China.

24. Dispute Resolution

24.1 All disputes between the parties hereto with respect to any of the terms or conditions, or with respect to the performance of the parties under the Contract shall be settled amicably by both parties’ utmost effort.

24.2 In case that the aforesaid disputes can not be settled amicably by the parties, any party may apply for arbitration proceedings. The award of such arbitration shall be binding on the parties, and both parties shall execute such award unconditionally. The arbitration shall be applied to CIETAC and said arbitration proceedings shall be conducted in Beijing in the Chinese language.

24.3 While such disputes are under arbitration, the parties shall, except for the part which is under dispute, continue to carry out the other obligations provided herein.

25. Notice

25.1 All notices, papers or other documents(collectively referred to as “notice”)  under this Contract shall be in writing, and shall be delivered or sent by specially-organized person by mail, fax or registered mail to:

Party A：China Petroleum Engineering and Planning Institute of China National Petroleum Corporation
Contact Address: No. 3, Zhixin West Road, Haidian District, Beijing
Attention:YuanWeining (袁维宁)	Tel No.: 010-82383375
Party B: Pansoft (Jinan) Company Ltd.
Contact Address: 3/F, Park Mansion, Qilu Software Park, New & High Tech Industrial Development Zone, Jinan
Attention:ZhangTingbing (张廷兵)	Tel No: 18653120246	Fax: 0531-88871164

25.2 The effective date of the notice shall be the date of service or the effective date specified clearly in the notice, and the later one of the two shall prevail.

26. Miscellaneous Provisions

26.1 The form shall come into effect after being signed and sealed by the authorized signatories of both parties.

26.2 The Contract consists of the master contract and five appendixes of Appendix A to Appendix E and the appendices are the integral components of the Contract. In the event of any in consistency between these appendixes and the master contract, the master contract shall prevail. The tender documents of both parties’ concerning about the project shall constitute the reference for the explanation of the Contract.

Appendix A: technical Appendix of software development and implementation
Appendix B: training
appendix C: delivery List of achievements
Appendix D: inspection and acceptance certificate
Appendix E: commitment letter of acceptance of confidential information

26.3 Any modification to this Contract shall be in written agreement, and shall come into effect after being signed and sealed by the authorized signatories of both parties. Such modification shall constitute an integral part of this Contract.

26.4 The Contract is drawn up in the Chinese language in four equally authentic original copies. Party A shall take four copies and Party B shall take two copies with equally legal binding power.

Party A：China Petroleum Engineering and Planning Institute of China National Petroleum Corporation	Party B: Pansoft (Jinan) Company Ltd.
Signature of authorized representative:	Signature of authorized representative:
Date:	Date: